EXHIBIT 99.1

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, Chief Financial Officer
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Adds to Executive Team

Houston, TX, March 2, 2018 – U.S. Physical Therapy, Inc. ("USPH" or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics, today announced that it is expanding its executive team. Graham Reeve, PT, MBA, is joining the Company as Chief Operating Officer-East effective March 1, 2018. Graham recently served as the long-tenured CEO of The Baptist Health System in San Antonio, Texas, an 1800 licensed-bed, 6 hospital system which is now part of Tenet Healthcare.

Chris Reading, Chief Executive Officer, said, “Our Company has grown tremendously over the years and we are very focused to continue that positive trend. We have always been blessed to be able to attract the finest people and knowing Graham for many years, I have no doubt that he will make significant contributions to our team, our Company and to the benefit of patients, partners and shareholders alike. Graham will join Glenn McDowell, COO-West, and a recently expanded operation’s group as we continue our growth trajectory while making a difference in the health of the patients, families and companies for whom we work so hard to serve.”

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 580 outpatient physical therapy clinics in 41 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 32 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also provides onsite services for clients’ employees including injury prevention, rehabilitation, ergonomic assessments and performance optimization.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

                                                                                             ###